Exhibit 99.1

OpenWorld Announces Term Sheet for Up to $130 Million IP-Backed Transaction with BeyondAI

OpenWorld’s platform would structure transaction backed by eligible patents and software rights for BeyondAI.

LAS VEGAS, October 7, 2026 – OpenWorld, Inc. (“OpenWorld”) (NASDAQ: OPNW), an innovation company advancing global real-world asset (“RWA”) tokenization, today announced that it has entered into a non-binding term sheet with Beyond Limits, Inc. (“BeyondAI”), a leader in trusted, autonomous AI for complex high consequence operations, relating to a proposed intellectual property-backed transaction of up to $130 million. The proposed transaction would be structured through the issuance of digital tokens, with each token representing an investor’s rights to payments backed by eligible BeyondAI intellectual property.

The Term Sheet is non-binding, except for the provisions expressly stated to be binding, and the proposed transaction remains subject to the negotiation and execution of definitive documentation, satisfaction of applicable conditions and completion of the contemplated transaction. There can be no assurance that the proposed transaction will be consummated on the terms described or at all. The final compliant structure will be defined in the definitive agreement at close.

The arrangement is intended to function as transaction-backed by the eligible rights, rather than a sale of BeyondAI’s technology.

OpenWorld would provide transaction structuring, implementation, tokenization, technology integration, reporting infrastructure, and operational services through its OpenWorld Enterprise platform.

“Intellectual property is one of the largest and least financed asset classes held by technology companies,” said Matthew Shaw, CEO and Chairman of OpenWorld. “This proposed transaction demonstrates how OpenWorld can turn high-quality IP, such as patents and software rights, into financeable, well-governed collateral. BeyondAI would retain control of its technology, and investors would receive a transparent, on-chain structure with institutional safeguards.”

“Our intellectual property is the foundation for the AI solutions that BeyondAI brings into complex industrial environments. This transaction unlocks financing that preserves flexibility to serve our customers, develop new solutions, and support our next stage of growth,” said AJ Abdallat, Founder and Chief Executive Officer of BeyondAI.

“The tokenization is a strategic and creative financing structure designed to provide growth capital to unlock acceleration of the revenue generation engine across the business’s global AI frontier market,” said Ionel Nechiti, board observer representing Aramco Ventures.

According to BeyondAI, its investors include Aramco Ventures, ILA, and BP Ventures, among others. BeyondAI has previously announced commercial agreements with Aramco and a collaboration with HUMAIN to develop and deploy AI solutions across Saudi Arabia’s resource sectors. BeyondAI’s early foundations come from NASA/JPL/Caltech with some of the most game changing innovations in AI.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about the proposed transaction , the size, timing and structure of the transaction , the proposed tokenization of BeyondAI intellectual property, the execution of definitive agreements, the satisfaction of closing conditions and the anticipated benefits of the proposed transaction. These statements are subject to risks and uncertainties that could cause actual results to differ materially. Those risks include failure to execute definitive agreements or consummate the proposed transaction , the availability of transaction , verification and eligibility of the intellectual property contemplated for the transaction , required third-party consents, market conditions, regulatory developments affecting tokenized securities and the risks described in OpenWorld’s filings with the SEC. OpenWorld undertakes no obligation to update these statements except as required by law.

About OpenWorld

OpenWorld is a technology-powered digital assets and blockchain innovation company that co-architects and takes principal positions in enterprise blockchain initiatives alongside sovereign governments, institutional partners, and major enterprises. Since its founding in 2023, OpenWorld has advised on projects representing over $66 billion in aggregate network value and supported more than 20 companies backed by leading global venture firms, including a16z, Multicoin Capital, Dragonfly, and Founders Fund. OpenWorld’s capabilities span real-world asset tokenization, stablecoin infrastructure, capital markets advisory, governance structuring, and public markets strategy, with active engagements across the Gulf, Europe, Australia, and Southeast Asia. To learn more, visit openworld.dev

About BeyondAI

BeyondAI develops trusted, autonomous AI for complex, high-consequence operations. Its platform combines neuro-symbolic reasoning, generative AI and multi-agent orchestration, and its foundational AI technology traces its origins to NASA’s Jet Propulsion Laboratory. BeyondAI serves industrial and enterprise customers in mission-critical environments. To learn more, visit beyond.ai

Contacts

Media

Gasthalter & Co.

Phone: (212) 257-4170

Email: openworld@gasthalter.com

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